Exhibit 10.2

AMENDMENT NUMBER ONE
TO THE FORTIS
EXECUTIVE PENSION AND 401(k) PLAN

     THIS AMENDMENT to the Fortis Executive Pension and 401(k) Plan, as amended, renamed and restated effective as of January 1, 2001 (the “Plan”), is adopted by the Assurant, Inc. Benefit Plans Committee (the “Committee”).

W I T N E S S E T H:

     WHEREAS, Assurant, Inc. (the “Company”) currently maintains the Plan;

     WHEREAS, the Committee wishes to amend the Plan for certain purposes; and

     WHEREAS, pursuant to Article 9 of the Plan, the Committee reserves the right to amend the Plan.

     NOW, THEREFORE, the Committee amends the Plan as follows:

1.

     Effective as of February 4, 2004, the name of the Plan is changed to the “Assurant Executive Pension and 401(k) Plan” and the name of the Company is changed to “Assurant, Inc.” each place such names appear.

2.

     Effective as of February 4, 2004, Article 1 of the Plan is amended to add the following as the third paragraph:

“Effective as of February 4, 2004, Fortis, Inc. merged into Assurant, Inc., and the name of the surviving entity is Assurant, Inc. Also effective as of February 4, 2004, the name of the Plan was changed to the Assurant Executive Pension and 401(k) Plan.”

3.

Effective as of October 1, 2004, Section 4.05 is revised to read as follows:

“4.05	Investment of Accounts. Amounts credited to a Participant’s Account will be invested in the Vanguard Prime Money Market Fund (or such other investment fund as may be selected by the Investment Committee) until such time as the Participant requests that such amounts be re-allocated to such other investment fund(s) as may be made available to Participants under the 401(k) Plan from time to time. Such amounts may be re-allocated by the Participant thereafter among such investment funds at such times as permitted by the Committee on a basis applied uniformly to all Participants. The shares of such investment funds shall be legally owned by the Company. Such investments shall merely indicate the rate of return on the amounts credited to a Participant’s Account, and shall not give the Participant an ownership interest, security interest, or preferred claim on the Company’s interest in such investments. Any change in the investment fund will be uniformly applied to all Participants.

4.

Effective as of October 1, 2004, Section 6.02 is revised to read as follows:

“6.02	Timing of Payment. Subject to Section 6.06, a Participant will receive benefits under the Plan as soon as is administratively feasible after the Participant terminates employment with an Employer for any reason.”

5.

Effective as of May 18, 2004, the following sentences are added to the end of Article 7:

“Notwithstanding the foregoing, the Company may establish a trust to which it may contribute certain assets with respect to the Plan. Assets held in such trust will remain subject to claims of the Company’s creditors in the event of the Company’s insolvency, as defined in the trust agreement.”

6.

Effective as of October 1, 2004, Article 8 is amended in its entirety to read as follows:

“ARTICLE 8
ADMINISTRATION OF THE PLAN

8.01	Benefit Plans Committee. The Committee will have complete control of the administration of the Plan with all powers necessary to properly carry out the provisions of the Plan. In addition to all implied powers and responsibilities necessary to carry out the objectives of the Plan, the Committee will have the following specific powers and responsibilities:

(a)	to construe the terms of the Plan and to determine all questions regarding the administration, interpretation and operation of the Plan;

(b)	to amend any or all of the provisions of the Plan, except if any amendment would significantly increase the liabilities of the Plan;

(c)	to determine the amounts of any benefits payable under the Plan to a Participant, Beneficiary or other person;

(d)	to keep records of all acts and determinations of the Committee, and to keep all such records, books of accounts, data and other documents as may be necessary for the proper administration of the Plan;

(e)	to prepare and distribute information concerning the Plan to all Participants and Beneficiaries;

(f)	to do all things necessary to operate and administer the Plan in accordance with its provisions;

(g)	to delegate to one or more persons any of the duties described above and these delegates may be employees of the Company; and

(h)	to appoint administrators or other persons outside the Company, and to delegate such duties to each administrator or person outside the Company as the Committee deems appropriate.

8.02	Compensation Committee. The Compensation Committee will have the power and responsibility to appoint and/or remove members of the Benefit Plans Committee and the Investment Committee. The Compensation Committee also will have the power and responsibility to approve the annual amount to be credited as 401(k) Benefits. The Compensation Committee shall have no other responsibilities with respect to the Plan.

8.03	Executive Committee. The Executive Committee will have the power and responsibility to approve any amendment that would significantly increase the liabilities of the Plan; to terminate the Plan in whole or in part at any time; to authorize the annual amount to be credited as 401(k) Benefits; and to determine the funding policy, if any, for Pension Benefits. The Executive Committee shall have no other responsibilities with respect to the Plan.

8.04	Investment Committee. The Investment Committee will have the power and responsibility to determine the appropriate types of investments for the 401(k) Benefits under the Plan; and to select, modify, or eliminate the deemed investment funds to be made available for 401(k) Benefits from time to time. Any change in deemed investment funds will be uniformly applied to all Participants. The Investment Committee also will have the power and responsibility to appoint and/or remove any outside investment advisor, including an investment advisor to monitor the Company Stock held in the Company Stock Fund. In addition, the Investment Committee will have the responsibility to determine the economic assumptions to be used for any actuarial valuation and disclosures for the Pension Benefits. The Investment Committee will have no other responsibilities with respect to the Plan.”

7.

Effective as of October 1, 2004, Article 9 is revised to read as follows:

“ARTICLE 9
AMENDMENT AND TERMINATION

The Executive Committee reserves the right to terminate the Plan, at any time and from time to time, with or without notice. The Committee reserves the right to modify, alter or amend the Plan, at any time and from time to time, with or without notice, except that any amendment that would significantly increase the Company’s liabilities for the Plan must be approved by the Executive Committee; further provided, that no amendment or termination of the Plan will (without the written consent of the Participant, if living, and if not, of his Beneficiary) adversely affect the amount of the benefit to which a Participant or his Beneficiary is entitled under the terms of the Plan as of the date of the amendment or termination.”

8.

     Effective as of October 1, 2004, the last two paragraphs of Article 11 of the Plan are revised to read as follows:

“The Committee’s written notice of its decision on appeal will include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, with specific references to the pertinent Plan provisions on which the decision is based, and a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits.

Any suit for benefits must be brought within one year after the date the Committee has made a final denial of a claim for benefits. Notwithstanding any other provision of the Plan to the contrary, any suit for benefits must be brought within two years after, in the case of any lump-sum payment, the date on which the payment was made or for all other claims, the date on which the action complained of occurred.”

9.

     Effective as of February 4, 2004, the definition of “401(k) Plan” in Article 12 is revised to read as follows:

“401(k) Plan means, effective as of February 4, 2004, the Assurant 401(k) Plan, as amended from time to time, or the successor to such plan.”

10.

     Effective as of February 4, 2004, the definition of “Company” in Article 12 is revised to read as follows:

“Company means, effective as of February 4, 2004, Assurant, Inc. or any Affiliate with employees covered under the applicable Qualified Plan.”

11.

     Effective as of October 1, 2004, the definition of “Committee” in Article 12 is revised to read as follows:

“Committee means the Assurant, Inc. Benefit Plans Committee. The members of the Committee shall be appointed and/or removed by the Compensation Committee.”

12.

     Effective as of February 4, 2004, the definition of “Pension Plan” in Article 12 is revised to read as follows:

“Pension Plan means, effective as of February 4, 2004, the Assurant Pension Plan, as amended from time to time, or the successor to such plan.”

13.

     Effective as of October 1, 2004, Article 12 is amended to add the following definitions:

“Executive Committee means the committee consisting of the Company’s Chief Executive Officer, Chief Financial Officer and Executive Vice President of Human Resources.

Compensation Committee means the Compensation Committee of the Board of Directors of the Company.

Investment Committee means the investment committee appointed by the Compensation Committee.”

14.

     Effective as of May 18, 2004, the Plan is amended to add a new Article 13 to read as follows:

“ARTICLE 13
COMPANY STOCK FUND

13.01	Addition of the Company Stock Fund. Effective as of May 18, 2004, the Company Stock Fund (as defined in Section 13.08(b) of the Plan) will be added as a fund in which Participants may allocate all or a portion of their Accounts for deemed investment. The Company Stock Fund will use unit accounting for record keeping purposes. Units will represent the value of both the shares of Company Stock and any cash held in the Company Stock Fund used to accommodate daily transactions such as investment transfers. The Committee will determine from time to time the target percentage range of the Company Stock Fund that shall be held in cash.

13.02	Changes in Allocation. A Participant may re-allocate the portion of his Account that is allocated to the Company Stock Fund for deemed investment to one or more of the other investment funds in accordance with the rules established by the Committee under Section 4.05 of the Plan for changing investment allocations.

13.03	Dividends. If a Participant has all or any portion of his Account allocated to the Company Stock Fund for deemed investment on a dividend payment date, the dividends payable on the Company Stock attributable to such allocation will be credited to the Participant’s Account and will automatically be invested in the Company Stock Fund.

13.04	No Pass-Through of Voting, Tender or Other Rights. A Participant shall not be entitled to vote, tender or exercise any other rights with respect to the shares of Company Stock attributable to the portion of his Account that is allocated to the Company Stock Fund for deemed investment.

13.05	No Distributions In Company Stock. The fact that a Participant has directed that all or a portion of his Account be allocated to the Company Stock Fund for deemed investment shall not entitle the Participant to receive a distribution from the Plan in the form of Company Stock.

13.06	Liquidation Upon Termination of Employment. Upon a Participant’s termination of employment with the Employer, the portion of the Company Stock Fund representing the Participant’s deemed investment of his Account in the Company Stock Fund at the time of his termination of employment may be liquidated and the resulting funds used to fund the Participant’s distribution from the Plan.

13.07	Insider Trading. Notwithstanding any other provision of the Plan to the contrary, all transactions involving Company Stock under the Plan, including but not limited to deemed investments in the Company Stock Fund, shall be subject to the Employer’s insider trading policy.

13.08	Definitions. For purposes of this Article 13, the following terms shall have the following meanings:

(a)	‘Company Stock’ shall mean the common stock of Assurant, Inc. or any successor thereto.

(b)	‘Company Stock Fund’ shall mean a fund established under the trust adopted in connection with the Plan that invests primarily in Company Stock.”

* * * * *

     Except as amended herein, the Plan shall continue in full force and effect.

[Signature on Next Page]

     IN WITNESS WHEREOF, the Committee has adopted this Amendment to the Plan on the date shown below, but effective as of the dates set forth above.

ASSURANT, INC.
BENEFIT PLANS COMMITTEE
By
Name
Title